Exhibit 1.01

STERIS Corporation

Conflict Minerals Report for the Reporting Period from January 1, 2014 to December 31, 2014

Introduction

This Conflict Minerals Report is filed by STERIS Corporation (“STERIS”) for the reporting period from January 1, 2014 to December 31, 2014 as Exhibit 1.01 to STERIS’s Form SD pursuant to the requirements of Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Rule”), which Rule was promulgated pursuant to the requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Rule requires the annual filing with the Securities and Exchange Commission (“SEC”) of a Form SD, together with this Report (if relevant) as an Exhibit to Form SD, by STERIS regarding the sourcing of those conflict minerals (as defined below) contained in the products that STERIS and its subsidiaries (collectively, the “Company”) manufacture or contract to manufacture if the conflict minerals are necessary to the production or functionality of the products. Conflict minerals are defined as columbite-tantalite (also known as coltan, the metal ore from which tantalum is extracted), cassiterite (the metal ore from which tin is extracted), gold, and wolframite (the metal ore from which tungsten is extracted), or their derivatives, or any other mineral or its derivatives designated in specified circumstances by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (“Covered Countries”). These conflict minerals are currently limited to tin, tantalum, tungsten and gold.

An independent private sector audit report has not been obtained for this Conflict Minerals Report because we are not required to obtain an audit report for the calendar year ended December 31, 2014.

The Company

The Company is a leading provider of infection prevention and other procedural products and services focused primarily on healthcare, pharmaceutical and research. Products manufactured or otherwise offered by the Company include the following: sterilizers, generators and liquid chemical sterilant processing systems; automated washer/disinfector systems; general and specialty surgical tables; surgical and examination lights, equipment management systems, warming cabinets, and other complementary products and accessories; high purity water equipment; operating room storage cabinets and scrub sinks; gastrointestinal endoscopy accessories and replacement parts; and cleaning chemistries and sterility assurance products and cleansing products.

Company Supply Chains

The Company manufactures its products from components, raw materials and other materials purchased from third-party suppliers. These suppliers are located all over the world. The Company utilizes several different supply chains to support its manufacturing operations. In many cases there are numerous upstream layers involved in the Company supply chains, with the Company being a remote distance downstream from the smelter or refiner at which the conflict minerals are processed. We do not purchase any conflict minerals directly from miners, smelters or refiners. Therefore, we must rely on our direct and indirect suppliers to provide information about the origin of any conflict minerals in our products.

Reasonable Country of Origin Inquiry

During 2014, the Company continued the process begun in 2013 of making reasonable country of origin inquiries (“RCOI”) with respect to those products the Company has concluded may contain conflict minerals that are necessary to the functionality or production of those products. The purpose of the RCOI was to determine whether the conflict minerals contained in the products may have originated in Covered Countries or may have come from recycled or scrap sources.

The Company started the RCOI process for 2013 with the suppliers of its two largest supply chains. We reviewed and analyzed the components and other materials contained in products manufactured in the facilities served by the selected supply chains, and then determined which of those components and materials might be reasonably likely to contain necessary conflict minerals and which businesses were supplying us those components and other materials. The suppliers we included in our RCOI represented approximately 80% of the calendar year 2013 expenditures of our largest supply chain for the identified items and a significant portion of the calendar year 2013 expenditures of our second largest supply chain for the identified items. The Company continued the RCOI process for 2014 with the suppliers identified and contacted in 2013, as well as additional suppliers in the Company’s second largest supply chain.

For the calendar year 2014 RCOI, the Company engaged iPoint Inc., a third party consultant, to assist with the Company’s RCOI and due diligence process. Suppliers were requested to provide and/or update RCOI information through the use of the iPoint Conflict Minerals Platform (“iPCMP”) or the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (“CFSI”). Both the iPCMP and CMRT feature the same questionnaire that requests direct suppliers to identify the smelters and refiners and countries of origin of the conflict minerals in products they supply to the Company. We also asked the suppliers to document all steps they took to collect and preserve the information and documentation. As part of this process, we provided information and offered assistance about the specifics of the Rule. Our RCOI efforts also included obtaining data from our suppliers’ responses to the template and comparing the data to information that had been collected and verified by third parties and was included on the CFSI website, including information generated by CFSI on its own, and information in iPoint’s database. Because we do not have direct relationships with smelters or refiners in our supply chains, as part of our requests the suppliers were asked to engage with their own suppliers to gather the requested information.

Some of our suppliers have not yet responded to our inquiries despite in some cases a number of follow-up requests, and many of the responses we have received are incomplete and/or appear to contain incorrect information. In addition, those of our suppliers who provided us country of origin information did not designate which country of origin was associated with particular products that we purchased from them. Where Company suppliers indicated that they did source from Covered Countries, we reviewed their responses to attempt to confirm the accuracy of their claims. For those suppliers whose information we were able to confirm, in each case, we found that the smelters and refiners that they identified as sourced from a Covered Country were certified by the CFSI. For those whose information we were not able to confirm, we followed up with the supplier, told the supplier that we were unable to confirm its claim that it sourced from a Covered Country and asked it to provide support for its claim. Not all of those suppliers provided additional information to support their claims. As a result, in the course of our RCOI, we were not able to gather sufficient information to determine the country of origin of the specific conflict minerals that were contained in our products that we purchased from our suppliers or to determine whether those conflict minerals were from recycled or scrap sources.

Due Diligence

Because of the lack of complete information from our suppliers, we elected to conduct due diligence in an effort to determine the source and chain of custody of the necessary conflict minerals contained in our products. Despite due diligence efforts, the Company was not able to obtain all the information necessary to track the source and chain of custody of its necessary conflict minerals. The Company obtained information that some of its suppliers were sourcing from Covered Counties but did not obtain any information indicating that any of the necessary conflict minerals contained in products that we purchased from those suppliers were sourced in a Covered Country.

Design of Due Diligence Measures

The Company’s due diligence measures were designed to conform in all material respects with the due diligence framework in the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict–Affected and High-Risk Areas (“OECD Guidance”) and the related supplements for tin, tantalum, tungsten and for gold.

Due Diligence Measures Performed

Due diligence measures performed for calendar year 2014 consisted of the following:

1. Establish Strong Company Management Systems. The Company has adopted a Conflict Minerals Sourcing Policy that is communicated to the public via STERIS’s website at http://www.steris.com/about/conflict_minerals_sourcing_policy/ and suppliers have been advised of the existence of this Policy and directed to the website. This Policy addresses, among other matters, the Company’s expectations with respect to its suppliers as they relate to conflict minerals. Links to websites containing additional information regarding conflict minerals also are being added to our website. The content of any website referred to in this Conflict Minerals Report is not incorporated by reference in this Conflict Minerals Report.

A group of Company employees representing regulatory, strategic sourcing, research and development and legal was utilized initially to carry out the Company’s due diligence measures. This group was led by a senior regulatory employee, who reports to STERIS’s Senior Vice President and Chief Compliance Officer. STERIS’s Director of Strategic Sourcing, who indirectly reports to STERIS’s Senior Vice President, Surgical Solutions, and who is ultimately responsible for North American Company sourcing decisions, also was initially assigned to the project. For 2013 these representatives identified response deficiencies, and where appropriate, solicited input from and coordinated with legal and research and development representatives for advice and additional information. For 2014, iPoint reviewed responses on behalf of the Company, identified response deficiencies and provided feedback to suppliers regarding their responses, under the supervision of the senior regulatory employee, who also coordinated with other Company personnel where appropriate.

iPoint also conducted follow-up and supplemental information requests. Status reports were periodically provided by STERIS’s Senior Vice President and Chief Compliance Officer to senior management and the Audit Committee of STERIS’s Board of Directors. In keeping with the Company’s document retention policies and OECD Guidance, supplier responses and other communications and information relating to conflict minerals will be retained for at least five (5) years.

2. Identify and Assess Supply Chain Risk. We asked our suppliers about the source and chain of custody of necessary conflict minerals and provided the suppliers with certain background information about why we were making inquiries and why they were important. We also have provided these suppliers with links to additional information regarding conflict minerals. We requested that these suppliers use the iPCMP or CMRT when responding to our requests. iPoint reviewed on our behalf all responses received and followed-up on our behalf regarding incomplete responses and responses that appeared to be inaccurate and provided individual feedback reports to each supplier, which included recommendations for acquiring correct information. We also advised all suppliers who provided us information determined to be erroneous that we expected them to address identified errors in 2015. We provided information to our suppliers as to whether the smelters and refiners they listed were known smelters or refiners, including whether they had been audited and certified by the Conflict-Free Smelter Program (“CFSP”) or by CFSP recognized programs (including the London Bullion Market Exchange (“LBMA”) Responsible Gold Programme, the Responsible Jewelry Council (“RJC”) and the Tungsten Industry-Conflict Minerals Council (“TI-CMC”)) or were not legitimate smelters or refiners or were of unknown status. We also became members of the CFSI, which membership gave us access to CFSI’s smelter and refiner information. We followed up with suppliers who did not respond to our requests for information or claimed they were under no obligation to respond to us either because they were distributors or were located in or sold to foreign operations. In some cases, we made multiple follow-up requests to the same supplier.

3. Design and Implement Strategy to Respond to Identified Risks. As noted above, Senior STERIS management and the Audit Committee of STERIS’s Board of Directors were periodically briefed by STERIS’s Senior Vice President and Chief Compliance Officer with respect to the Company’s conflict minerals compliance activities. Also as noted above, we followed-up with nonresponding suppliers and suppliers who provided incomplete responses or responses we believed to be inaccurate. We provided information to certain suppliers about the Rule and why we must obtain conflict minerals information. We also made them aware of our Conflict Minerals Sourcing Policy and the potential consequences to suppliers of noncompliance.

4. Independent Third-Party Audit of Smelter/Refiner Practices. We do not carry out audits of smelters or refiners identified by our suppliers as being in their supply chains. However, we support audits conducted by third-parties as part of the CFSI of which we are a member.

5. Report Annually on Due Diligence. This Conflict Minerals Report is publicly available on our website at www.steris.com/about/ir/sec.cfm and is filed with the SEC.

Results of Review

Despite our due diligence efforts, we were not able to obtain all the information necessary to trace the source and chain of custody of our necessary conflict minerals.

1. Smelters/Refiners.

As a result of our due diligence, we collected information from suppliers about some but not all of the smelters and refiners that process the necessary conflict minerals in our suppliers’ supply chains. Further, our suppliers were not able to provide information that traced the conflict minerals in our products back to specific smelters or refiners. Our suppliers identified eight hundred eighty-eight (888) smelters and refiners in the due diligence process. After review of the smelter and refiner lists our suppliers provided to us against the CFSI and iPoint’s smelter and refiner listings, we determined that two hundred thirty-six (236) of the eight hundred eighty-eight (888) were legitimate smelters and refiners. In addition, on the basis of this review, we also determined that of the two hundred thirty-six (236) legitimate smelters and refiners, one hundred forty-seven (147) had been certified by CFSP, the LBMA, RJC or TI-CMC. Of the remaining identified smelters and refiners, two hundred thirty-two (232) were determined not to be legitimate and four hundred twenty (420) were of unknown status. A list of the certified smelters and refiners identified by our suppliers as the facilities that processed the conflict minerals in their supply chains is attached as Appendix A. All of the suppliers from which we requested information provided their responses at a company or divisional level and did not specify which of the identified smelters or refiners processed our necessary conflict minerals.

2. Countries of Origin of Our Necessary Conflict Minerals.

Some of our suppliers have not yet responded to our inquiries despite in some cases a number of follow-up requests, and many of the responses we have received are incomplete and/or appear to contain incorrect information. In addition, those of our suppliers who provided us country of origin information did not designate which country of origin was associated with particular products we purchased from them. Where Company suppliers indicated that they did source from Covered Countries, we reviewed their responses to attempt to confirm the accuracy of their claims. For those whose information we were able to confirm, in each case, we found that the smelters and refiners that they identified as sourced from a Covered Country were certified by the CFSI. For those suppliers whose information we were not able to confirm, we followed up with the supplier, told the supplier that we were unable to confirm its claim that it sourced from a Covered Country and asked it to provide support for its claim. Not all of those suppliers provided additional information to support their claims. As a result, we were not able to gather sufficient information to determine the country of origin of the specific conflict minerals that were contained in our products that we purchased from our suppliers or to determine whether those conflict minerals were from recycled or scrap sources.

3. Efforts to Determine Mine or Location of Origin.

We have determined that the most reasonable effort we can make to determine the mines or locations of origin of our necessary conflict minerals is to seek information from our direct suppliers about the smelters and refiners and the countries of origin of the necessary conflict minerals in our supply chain and ask our suppliers to make the same inquiries from their suppliers.

Steps Taken and Being Taken to Mitigate Risk

During 2015, the Company intends to continue to increase follow-up efforts with suppliers who were contacted for reporting period 2014 for more complete information regarding country of origin and smelter/refiner information, as well as to request information from new suppliers, certain suppliers to recently acquired businesses and suppliers of new products. The Company also intends to provide additional background and educational information for suppliers where necessary to facilitate obtaining responses. The Company also intends to include, where reasonably practicable, flow-down or other disclosure clauses regarding conflict minerals in new supply contracts and supplier contract renewals. We also have developed for 2015 an improved comprehensive program that we believe complies with the OECD Guidance.

Forward-Looking Statements

Certain statements contained in this Report, including those made under the “Steps Taken and Being Taken to Mitigate Risk” section, reflect the Company’s expectations with respect to future performance and constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements of the plans and objectives of management for future operations. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company.

Appendix A –

Certified Smelters and Refiners Identified by Our Suppliers as

Facilities that Processed the Conflict Minerals in Their Supply Chains

Smelter Name	CFSI Identification Number (CID)	Metal
Aida Chemical Industries Co. Ltd.	CID000019	Gold
Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	Gold
AngloGold Ashanti Córrego do Sítio Minerção	CID000058	Gold
Argor-Heraeus SA	CID000077	Gold
Asahi Pretec Corporation	CID000082	Gold
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Gold
Aurubis AG	CID000113	Gold
Boliden AB	CID000157	Gold
C. Hafner GmbH + Co. KG	CID000176	Gold
CCR Refinery – Glencore Canada Corporation	CID000185	Gold
Chimet S.p.A.	CID000233	Gold
Dowa	CID000401	Gold
Eco-System Recycling Co., Ltd.	CID000425	Gold
Heimerle + Meule GmbH	CID000694	Gold
Heraeus Ltd. Hong Kong	CID000707	Gold
Heraeus Precious Metals GmbH & Co. KG	CID000711	Gold
Ishifuku Metal Industry Co., Ltd.	CID000807	Gold
Istanbul Gold Refinery	CID000814	Gold
Japan Mint	CID000823	Gold
Johnson Matthey Inc	CID000920	Gold
Johnson Matthey Ltd	CID000924	Gold
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	Gold
JSC Uralelectromed	CID000929	Gold
JX Nippon Mining & Metals Co., Ltd.	CID000937	Gold
Kazzinc Ltd	CID000957	Gold
Kennecott Utah Copper LLC	CID000969	Gold
Kojima Chemicals Co., Ltd	CID000981	Gold
L’ azurde Company For Jewelry	CID001032	Gold
LS-NIKKO Copper Inc.	CID001078	Gold
Materion	CID001113	Gold
Matsuda Sangyo Co., Ltd.	CID001119	Gold
Metalor Technologies (Hong Kong) Ltd	CID001149	Gold
Metalor Technologies (Singapore) Pte. Ltd.	CID001152	Gold
Metalor Technologies SA	CID001153	Gold
Metalor USA Refining Corporation	CID001157	Gold
Met-Mex Peñoles, S.A.	CID001161	Gold
Mitsubishi Materials Corporation	CID001188	Gold
Mitsui Mining and Smelting Co., Ltd.	CID001193	Gold
Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220	Gold
Nihon Material Co. LTD	CID001259	Gold
Ohio Precious Metals, LLC	CID001322	Gold
Ohura Precious Metal Industry Co., Ltd	CID001325	Gold
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	CID001326	Gold
PAMP SA	CID001352	Gold
PT Aneka Tambang (Persero) Tbk	CID001397	Gold
PX Précinox SA	CID001498	Gold
Rand Refinery (Pty) Ltd	CID001512	Gold
Royal Canadian Mint	CID001534	Gold
Schone Edelmetaal	CID001573	Gold
SEMPSA Joyería Platería SA	CID001585	Gold
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CID001622	Gold

Solar Applied Materials Technology Corp.	CID001761	Gold
Sumitomo Metal Mining Co., Ltd.	CID001798	Gold
Tanaka Kikinzoku Kogyo K.K.	CID001875	Gold
The Refinery of Shandong Gold Mining Co. Ltd	CID001916	Gold
Tokuriki Honten Co., Ltd	CID001938	Gold
Umicore Brasil Ltda	CID001977	Gold
Umicore Precious Metals Thailand	CID002314	Gold
Umicore SA Business Unit Precious Metals Refining	CID001980	Gold
United Precious Metal Refining, Inc.	CID001993	Gold
Valcambi SA	CID002003	Gold
Western Australian Mint trading as The Perth Mint	CID002030	Gold
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Gold
Zijin Mining Group Co. Ltd	CID002243	Gold
Changsha South Tantalum Niobium Co., Ltd.	CID000211	Tantalum
Conghua Tantalum and Niobium Smeltry	CID000291	Tantalum
Duoluoshan	CID000410	Tantalum
Exotech Inc.	CID000456	Tantalum
F&X Electro-Materials Ltd.	CID000460	Tantalum
Global Advanced Metals Aizu	CID002558	Tantalum
Global Advanced Metals Boyertown	CID002557	Tantalum
Guangdong Zhiyuan New Material Co., Ltd.	CID000616	Tantalum
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CID002501	Tantalum
H.C. Starck GmbH Goslar	CID002545	Tantalum
H.C. Starck Hermsdorf GmbH	CID002547	Tantalum
H.C. Starck Inc.	CID002548	Tantalum
H.C. Starck Ltd.	CID002549	Tantalum
H.C. Starck Smelting GmbH & Co.KG	CID002550	Tantalum
Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	Tantalum
Hi-Temp	CID000731	Tantalum
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	Tantalum
Jiujiang Tanbre Co., Ltd.	CID000917	Tantalum
KEMET Blue Metals	CID002539	Tantalum
KEMET Blue Powder	CID002568	Tantalum
King-Tan Tantalum Industry Ltd	CID000973	Tantalum
LSM Brasil S.A.	CID001076	Tantalum
Metallurgical Products India (Pvt.) Ltd.	CID001163	Tantalum
Mineração Taboca S.A.	CID001175	Tantalum
Mitsui Mining & Smelting	CID001192	Tantalum
Molycorp Silmet A.S.	CID001200	Tantalum
Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Tantalum
Plansee SE Liezen	CID002540	Tantalum
Plansee SE Reutte	CID002556	Tantalum
QuantumClean	CID001508	Tantalum
RFH Tantalum Smeltry Co., Ltd	CID001522	Tantalum
Solikamsk Magnesium Works OAO	CID001769	Tantalum
Taki Chemicals	CID001869	Tantalum
Telex	CID001891	Tantalum
Ulba	CID001969	Tantalum
Yichun Jin Yang Rare Metal Co., Ltd	CID002307	Tantalum
Zhuzhou Cement Carbide	CID002232	Tantalum
Alpha	CID000292	Tin
CV United Smelting	CID000315	Tin
Dowa	CID000402	Tin
EM Vinto	CID000438	Tin
Gejiu Non-Ferrous Metal Processing Co. Ltd.	CID000538	Tin
Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	Tin
Magnu’s Minerais Metais e Ligas LTDA	CID002468	Tin
Malaysia Smelting Corporation (MSC)	CID001105	Tin
Melt Metais e Ligas S/A	CID002500	Tin

Metallo Chimique	CID001143	Tin
Mineração Taboca S.A.	CID001173	Tin
Minsur	CID001182	Tin
Mitsubishi Materials Corporation	CID001191	Tin
Operaciones Metalurgical S.A.	CID001337	Tin
PT ATD Makmur Mandiri Jaya	CID002503	Tin
PT Babel Inti Perkasa	CID001402	Tin
PT Bangka Putra Karya	CID001412	Tin
PT Bangka Tin Industry	CID001419	Tin
PT Belitung Industri Sejahtera	CID001421	Tin
PT Bukit Timah	CID001428	Tin
PT DS Jaya Abadi	CID001434	Tin
PT Eunindo Usaha Mandiri	CID001438	Tin
PT Mitra Stania Prima	CID001453	Tin
PT Panca Mega Persada	CID001457	Tin
PT Prima Timah Utama	CID001458	Tin
PT REFINED BANGKA TIN	CID001460	Tin
PT Sariwiguna Binasentosa	CID001463	Tin
PT Stanindo Inti Perkasa	CID001468	Tin
PT Tambang Timah	CID001477	Tin
PT Timah (Persero), Tbk	CID001482	Tin
PT Tinindo Inter Nusa	CID001490	Tin
Thaisarco	CID001898	Tin
White Solder Metalurgia e Mineração Ltda.	CID002036	Tin
Yunnan Tin Company, Ltd.	CID002180	Tin
Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	Tungsten
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Tungsten
Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Tungsten
Global Tungsten & Powders Corp.	CID000568	Tungsten
Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	Tungsten
Japan New Metals Co., Ltd.	CID000825	Tungsten
Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Tungsten
Malipo Haiyu Tungsten Co., Ltd.	CID002319	Tungsten
Vietnam Youngsun Tungsten Industry Co., Ltd	CID002011	Tungsten
Wolfram Bergbau und Hütten AG	CID002044	Tungsten
Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Tungsten
Xiamen Tungsten Co., Ltd.	CID002082	Tungsten